Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

ATHENEX, INC.

(Exact name of registrant as specified in its charter)

Table 1 - Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity	Common stock	457(g)	35,333,334	$0.75	$26,500,000.50	.0000927	$2,457
Fees Previously Paid	Equity	Pre-funded warrants to purchase common stock	457(g)	4,666,666	$0.749	$3,495,332.83	.0000927	$324
Fees Previously Paid	Equity	Common warrants to purchase shares of common stock	457(g)	40,000,000	—	—	—	—
Fees Previously Paid	Equity	Common stock underlying pre-funded warrants	457(g)	4,666,666	$0.001	$4,666.67	.0000927	$1
Fees Previously Paid	Equity	Common stock underlying common warrants	457(g)	40,000,000	$1.00	$40,000,000.00	.0000927	$3,708
	Total Offering Amounts					$70,000,000.00		$6,490
	Total Fees Previously Paid							$39,164
	Total Fee Offsets							$0
	Net Fee Due							$0

The prospectus to which this Exhibit is attached is a final prospectus for the related offering.

(1)

Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.